Western Alliance Bancorporation
One East Washington Street
Phoenix, AZ 85004
www.westernalliancebancorporation.com

PHOENIX--(BUSINESS WIRE)--October 21, 2021
THIRD QUARTER 2021 FINANCIAL RESULTS

Net income	Earnings per share	PPNR[1]	Net interest margin	Efficiency ratio[1]	Book value per common share
$236.9 million	$2.28	$317.1 million	3.43%	41.5%	$40.49
	$2.30, excluding acquisition and restructure expenses				$34.67[1], excluding goodwill and intangibles

CEO COMMENTARY:
“Western Alliance continued to deliver exceptional balance sheet growth in the third quarter, surpassing the $50 billion asset milestone, while generating record revenues, PPNR[1] and earnings,” said Kenneth A. Vecchione, President and Chief Executive Officer. “Our unique national commercial business strategy produced our highest ever quarterly organic loan growth of $4.8 billion (63% annualized), with deposits also up $3.4 billion (32% annualized), driving a 14.3% increase in PPNR[1] during the quarter to $317.1 million. Further, our ability to thoughtfully deploy liquidity into earning assets produced record net income of $236.9 million and earnings per share of $2.28 (or $2.30, excluding merger and restructure costs). Asset quality remained stable with nonperforming assets to total assets of 0.17% and annualized net charge-offs to average loans outstanding at a modest 0.04% for the quarter.”

Acquisition of AmeriHome Mortgage Company:
On April 7, 2021, the Company completed its previously announced acquisition of Aris Mortgage Holding Company, LLC, the parent company of AmeriHome Mortgage Company, LLC ("AmeriHome"). The Company's results include the financial results of AmeriHome beginning on April 7, 2021. Pursuant to accounting guidance, acquired assets and liabilities are recorded at estimated fair value as of the acquisition date. The estimated fair value of certain net assets are preliminary and are subject to measurement period adjustments. Based on AmeriHome's closing balance sheet and a $275 million premium, cash consideration was approximately $1.22 billion.

LINKED-QUARTER BASIS	YEAR-OVER-YEAR

FINANCIAL HIGHLIGHTS:
▪Net income of $236.9 million and earnings per share of $2.28, compared to $223.8 million and $2.17, respectively
▪Net revenue of $548.5 million, an increase of 8.3%, or $42.0 million, compared to a decrease in non-interest expenses of (4.5)%, or $(11.0) million
▪Pre-provision net revenue1 of $317.1 million, up $39.7 million from $277.4 million
▪Effective tax rate of 21.7%, compared to 19.0%
▪Net income of $236.9 million and earnings per share of $2.28, up 74.4% and 67.6%, from $135.8 million and $1.36, respectively
▪Net revenue of $548.5 million, an increase of 79.7%, or $243.2 million, compared to an increase in non-interest expenses of 88.4%, or $109.7 million
▪Pre-provision net revenue1 of $317.1 million, up $135.9 million from $181.2 million
▪Effective tax rate of 21.7%, compared to 18.5%

FINANCIAL POSITION RESULTS:
▪HFI loans of $34.8 billion, up $4.8 billion, or 63.1% annualized
▪Total deposits of $45.3 billion, up $3.4 billion, or 31.8% annualized
▪Stockholders' equity of $4.5 billion, up $480 million
▪Increase in HFI loans of $8.8 billion, or 33.9%
▪Increase in total deposits of $16.4 billion, or 57.0%
▪Increase in stockholders' equity of $1.3 billion

LOANS AND ASSET QUALITY:
▪Nonperforming assets (nonaccrual loans and repossessed assets) to total assets of 0.17%, compared to 0.20%
▪Annualized net loan charge-offs to average loans outstanding of 0.04%, compared to approximately 0.00%
▪Nonperforming assets to total assets of 0.17%, compared to 0.47%
▪Annualized net loan charge-offs to average loans outstanding of 0.04%, compared to 0.13%

KEY PERFORMANCE METRICS:
▪Net interest margin of 3.43%, compared to 3.51%
▪Return on average assets and on tangible common equity1 of 1.83% and 26.6%, compared to 1.86% and 28.1%, respectively
▪Tangible common equity ratio1 of 6.9%, compared to 7.1%
▪Tangible book value per share1, net of tax, of $34.67, an increase of 5.5% from $32.86
▪Efficiency ratio1 of 41.5%, compared to 44.5%
▪Net interest margin of 3.43%, compared to 3.71%
▪Return on average assets and on tangible common equity1 of 1.83% and 26.6%, compared to 1.66% and 18.7%, respectively
▪Tangible common equity ratio1 of 6.9%, compared to 8.9%
▪Tangible book value per share1, net of tax, of $34.67, an increase of 19.4% from $29.03
▪Efficiency ratio1 of 41.5%, compared to 39.7%

1     See reconciliation of Non-GAAP Financial Measures on page 18.

Income Statement
Net interest income was $410.4 million in the third quarter 2021, an increase of $39.9 million from $370.5 million in the second quarter 2021, and an increase of $125.7 million, or 44.2%, compared to the third quarter 2020. Continued HFI loan growth and interest income from AmeriHome's HFS loans drove the increase in net interest income from both the second quarter 2021 and the third quarter 2020.
The Company recorded a provision for credit losses totaling $12.3 million in the third quarter 2021, an increase of $26.8 million from the $14.5 million provision release in the second quarter 2021, compared to a provision for credit losses of $14.6 million in the third quarter 2020. The provision for credit losses during the third quarter 2021 is primarily due to loan growth and coverage of net charge-offs.
The Company’s net interest margin in the third quarter 2021 was 3.43%, a decrease from 3.51% in the second quarter 2021, and a decrease from 3.71% in the third quarter 2020. The decrease in net interest margin from the prior period is largely a result of lower yields on HFI loans, which were partially offset by deployment of excess liquidity into HFI and HFS loans. The decrease in net interest margin from the third quarter 2020 was driven by the lower rate environment, which lowered loan and investment security yields, offset by lower deposit costs.
Non-interest income was $138.1 million for the third quarter 2021, compared to $136.0 million for the second quarter 2021, and $20.6 million for the third quarter 2020. The increase in non-interest income from the second quarter 2021 was driven by an increase in net loan servicing revenue of $23.0 million, partially offset by decreases in net gain on loan origination and sale activities, fair value adjustments on assets measured at fair value, and income from equity investments, totaling $11.0 million, $5.4 million, and $4.3 million, respectively. The increase in non-interest income from the third quarter 2020 is primarily the result of mortgage banking related income from AmeriHome.
Net revenue was $548.5 million for the third quarter 2021, an increase of $42.0 million, or 8.3%, compared to $506.5 million for the second quarter 2021, and an increase of $243.2 million, or 79.7%, compared to $305.3 million for the third quarter 2020. The increase in net revenue from the second quarter 2021 and third quarter 2020 was driven by an increase in loan interest income generated from HFI loan growth and the AmeriHome HFS loans, coupled with an increase in non-interest income from mortgage banking related income.
Non-interest expense of $233.8 million for the third quarter 2021, or $231.4 million adjusted1 to exclude AmeriHome acquisition and restructure related expenses, compared to $244.8 million for the second quarter 2021, or $229.1 million adjusted1, and $124.1 million for the third quarter 2020. The Company’s efficiency ratio1, adjusted to exclude acquisition and restructure related expenses, was 41.5% for the third quarter 2021, compared to 44.5% in the second quarter 2021, and 39.7% for the third quarter 2020. The increase in adjusted non-interest expense1 from the third quarter 2020 is attributable to growth from the AmeriHome acquisition, which increased compensation costs and also introduced additional non-interest expense items, such as net loan servicing and loan acquisition and origination expenses.
Income tax expense was $65.5 million for the third quarter 2021, compared to $52.4 million for the second quarter 2021, and $30.8 million for the third quarter 2020.
Net income was $236.9 million for the third quarter 2021, an increase of $13.1 million from $223.8 million for the second quarter 2021, and an increase of $101.1 million from $135.8 million for the third quarter 2020. Earnings per share was $2.28 for the third quarter 2021, or $2.30 per share after adjusting for acquisition and restructure expenses, compared to $2.17, or $2.29 per share after adjusting for acquisition and restructure expenses, for the second quarter 2021, and $1.36 for the third quarter 2020. As discussed above, the increase in net income and earnings per share for the third quarter 2021 compared to the same quarter last year was driven by continued HFI loan growth and new activity related to the AmeriHome acquisition.
The Company views its pre-provision net revenue1 ("PPNR") as a key metric for assessing the Company’s earnings power, which it defines as net revenue less non-interest expense, adjusted for acquisition and restructure expenses. For the third quarter 2021, the Company’s PPNR1 was $317.1 million, up $39.7 million from $277.4 million in the second quarter 2021, and up $135.9 million from $181.2 million in the third quarter 2020. The increase in PPNR from the second quarter 2021 and third quarter 2020 was driven by HFI loan growth and the AmeriHome acquisition completed on April 7, 2021.
The Company had 3,061 full-time equivalent employees and 54 offices at September 30, 2021, compared to 3,075 employees and 53 offices at June 30, 2021, and 1,885 employees and 49 offices at September 30, 2020. The increase in employees from the prior year primarily relates to the addition of AmeriHome employees.

1    See reconciliation of Non-GAAP Financial Measures on page 18.

Balance Sheet
Gross HFI loans totaled $34.8 billion at September 30, 2021, an increase of $4.8 billion from $30.0 billion at June 30, 2021, and $8.8 billion from $26.0 billion at September 30, 2020. The increase in HFI loans from the prior quarter was driven by residential real estate and commercial and industrial loans, which increased $2.3 billion and $2.2 billion, respectively. From September 30, 2020, loan growth was also driven by residential real estate and commercial and industrial loans, which increased $5.1 billion and $2.9 billion, respectively. Construction and land development loans and CRE non-owner occupied loans also increased $643 million and $436 million, respectively, partially offset by a decrease in CRE owner occupied loans of $217 million from September 30, 2020. The Company's allowance for credit losses on HFI loans consists of an allowance for funded HFI loans and an allowance for unfunded loan commitments. At September 30, 2021, the allowance for loan losses to funded HFI loans was 0.71%, compared to 0.78% at June 30, 2021, and 1.19% at September 30, 2020. The allowance for credit losses, which includes the allowance for unfunded loan commitments, to funded HFI loans was 0.80% at September 30, 2021, compared to 0.88% at June 30, 2021, and 1.37% at September 30, 2020.
Deposits totaled $45.3 billion at September 30, 2021, an increase of $3.4 billion from $41.9 billion at June 30, 2021, and an increase of $16.4 billion from $28.8 billion at September 30, 2020. By deposit type, the increase from the prior quarter is primarily attributable to an increase of $1.6 billion from savings and money market accounts, $953 million from non-interest bearing demand deposits, and $767 million from interest bearing demand deposits. From September 30, 2020, deposits increased across all deposit types, with the largest increases in non-interest bearing demand deposits of $8.0 billion, savings and money market accounts of $6.9 billion, and interest-bearing demand deposits of $1.4 billion. Non-interest bearing deposits were $21.1 billion at September 30, 2021, compared to $20.1 billion at June 30, 2021, and $13.0 billion at September 30, 2020.
The table below shows the Company's deposit types as a percentage of total deposits:

	Sep 30, 2021	Jun 30, 2021	Sep 30, 2020
Non-interest bearing	46.5%	48.0%	45.1%
Savings and money market	38.5	37.7	36.7
Interest-bearing demand	10.9	10.0	12.3
Certificates of deposit	4.0	4.3	5.9
The Company’s ratio of HFI loans to deposits was 76.9% at September 30, 2021, compared to 71.6% at June 30, 2021, and 90.1% at September 30, 2020.
Borrowings were $987 million at September 30, 2021, $595 million at June 30, 2021, and $10 million at September 30, 2020. The increase in borrowings from June 30, 2021 is due to an increase in overnight borrowings of $400 million. The increase in borrowings from September 30, 2020 is due to the assumption of borrowings related to the acquisition of AmeriHome, the issuance of $242 million in credit linked notes during the second quarter 2021, and an increase in overnight borrowings.
Qualifying debt totaled $1.1 billion at September 30, 2021 and June 30, 2021, compared to $619 million at September 30, 2020. The increase in qualifying debt from September 30, 2020 is primarily related to the issuance of $600 million in subordinated debt in June 2021, partially offset by redemption of $75 million in subordinated debt in July 2021.
Stockholders’ equity was $4.5 billion at September 30, 2021, compared to $4.0 billion at June 30, 2021, and $3.2 billion at September 30, 2020. The increase in stockholders' equity from June 30, 2021 is attributable to net income and net proceeds of $294.5 million from the issuance of preferred stock in September 2021, partially offset by dividends to shareholders. A cash dividend of $0.35 per share was paid to shareholders on August 27, 2021, totaling $36.5 million. The increase in stockholders' equity from September 30, 2020 is primarily a function of net income, issuance of preferred stock, and sales of common stock in a direct stock offering and under the Company's ATM program, partially offset by dividends to shareholders.
At September 30, 2021, tangible common equity, net of tax, was 6.9% of tangible assets1 and total capital was 12.6% of risk-weighted assets. The Company’s tangible book value per share1 was $34.67 at September 30, 2021, up 19.4% from September 30, 2020.
Total assets increased 7.6% to $52.8 billion at September 30, 2021, from $49.1 billion at June 30, 2021, and increased 58.3% from $33.3 billion at September 30, 2020. The increase in total assets from the prior year was driven by continued organic loan and deposit growth and the acquisition of net assets in the AmeriHome acquisition.
Asset Quality
Provision for credit losses totaled $12.3 million for the third quarter 2021, compared to a recovery of credit provisions of $(14.5) million for the second quarter 2021, and a provision for credit losses of $14.6 million for the third quarter 2020. Net loan charge-offs in the third quarter 2021 were $3.0 million, or 0.04% of average loans (annualized), compared to $0.1 million, or approximately 0.00%, in the second quarter 2021, and $8.2 million, or 0.13%, in the third quarter 2020.
Nonaccrual loans decreased $18.2 million to $78.1 million during the quarter and decreased $68.3 million from September 30, 2020. Loans past due 90 days and still accruing interest were zero at September 30, 2021 and June 30, 2021, compared to $28.1 million at September 30, 2020. Loans past due 30-89 days and still accruing interest totaled $23.6 million at September 30, 2021, an increase from $9.8 million at June 30, 2021, and a decrease from $24.3 million at September 30, 2020.
Repossessed assets totaled $11.5 million at September 30, 2021, an increase of $7.6 million from $3.9 million at June 30, 2021, and $2.9 million from $8.6 million at September 30, 2020. Classified assets totaled $264.9 million at September 30, 2021, an increase of $26.4 million from $238.5 million at June 30, 2021, and a decrease of $60.8 million from $325.7 million at September 30, 2020.
The ratio of classified assets to Tier 1 capital plus the allowance for credit losses, a common regulatory measure of asset quality, was 6.3% at September 30, 2021, compared to 6.4% at June 30, 2021, and 9.9% at September 30, 2020.
1     See reconciliation of Non-GAAP Financial Measures on page 18.

Segment Highlights
The Company's reportable segments are aggregated with a focus on products and services offered and consist of three reportable segments:
–Commercial segment: provides commercial banking and treasury management products and services to small and middle-market businesses, specialized banking services to sophisticated commercial institutions and investors within niche industries, as well as financial services to the real estate industry.
–Consumer Related segment: offers both commercial banking services to enterprises in consumer-related sectors and consumer banking services, such as residential mortgage banking and beginning on April 7, 2021 includes the financial results of AmeriHome.
–Corporate & Other segment: consists of the Company's investment portfolio, Corporate borrowings and other related items, income and expense items not allocated to our other reportable segments, and inter-segment eliminations.
Key management metrics for evaluating the performance of the Company's Commercial and Consumer Related segments include loan and deposit growth, asset quality, and pre-tax income.
The Commercial segment reported a gross loan balance of $22.8 billion at September 30, 2021, an increase of $2.2 billion during the quarter, and an increase of $3.2 billion during the last twelve months. Deposits for the Commercial segment totaled $28.4 billion at September 30, 2021, an increase of $2.1 billion during the quarter, and an increase of $8.5 billion during the last twelve months.
Pre-tax income for the Commercial segment was $193.2 million for the three months ended September 30, 2021, a decrease of $15.9 million from the three months ended June 30, 2021, and an increase of $31.9 million from the three months ended September 30, 2020. For the nine months ended September 30, 2021, the Commercial segment reported total pre-tax income of $623.1 million, an increase of $256.8 million compared to the nine months ended September 30, 2020.
The Consumer Related segment reported a gross loan balance of $12.0 billion at September 30, 2021, an increase of $2.6 billion during the quarter, and an increase of $5.6 billion during the last twelve months. Deposits for the Consumer Related segment totaled $15.8 billion, an increase of $909 million during the quarter, and an increase of $7.7 billion during the last twelve months.
Pre-tax income for the Consumer Related segment was $176.0 million for the three months ended September 30, 2021, an increase of $62.4 million from the three months ended June 30, 2021, and an increase of $112.1 million from the three months ended September 30, 2020. For the nine months ended September 30, 2021, the Consumer Related segment reported total pre-tax income of $361.1 million, an increase of $207.8 million compared to the nine months ended September 30, 2020.

Conference Call and Webcast
Western Alliance Bancorporation will host a conference call and live webcast to discuss its third quarter 2021 financial results at 12:00 p.m. ET on Friday, October 22, 2021. Participants may access the call by dialing 1-833-236-2753 and using the conference ID 5392611 or via live audio webcast using the website link https://event.on24.com/wcc/r/3410143/AC547BBFD4726AA7017B8288064212CD. The webcast is also available via the Company’s website at www.westernalliancebancorporation.com. Participants should log in at least 15 minutes early to receive instructions. The call will be recorded and made available for replay after 3:00 p.m. ET October 22nd through 11:00 p.m. ET November 22nd by dialing 1-800-585-8367, conference ID: 5392611.
Reclassifications
Certain amounts in the Consolidated Income Statements for the prior periods have been reclassified to conform to the current presentation. The reclassifications have no effect on net income or stockholders’ equity as previously reported.
Use of Non-GAAP Financial Information
This press release contains both financial measures based on GAAP and non-GAAP based financial measures, which are used where management believes them to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Examples of forward-looking statements include, among others, statements we make regarding our expectations with regard to our business, financial and operating results, future economic performance and dividends. The forward-looking statements contained herein reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Some factors that could cause actual results to differ materially from historical or expected results include, among others: the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the Company's subsequent Quarterly Reports on Form 10-Q, each as filed with the Securities and Exchange Commission; the potential adverse effects of unusual and infrequently occurring events such as the COVID-19 pandemic and any governmental or societal responses thereto; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; inflation, interest rate, market and monetary fluctuations; our ability to successfully integrate and operate AmeriHome; increases in competitive pressures among financial institutions and businesses offering similar products and services; higher defaults on our loan portfolio than we expect; changes in management’s estimate of the adequacy of the allowance for credit losses; legislative or regulatory changes or changes in accounting principles, policies or guidelines; supervisory actions by regulatory agencies which may limit our ability to pursue certain growth opportunities, including expansion through acquisitions; additional regulatory requirements resulting from our continued growth; management’s estimates and projections of interest rates and interest rate policy; the execution of our business plan; and other factors affecting the financial services industry generally or the banking industry in particular.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements, whether written or oral, that may be made from time to time, set forth in this press release to reflect new information, future events or otherwise.
About Western Alliance Bancorporation
With more than $50 billion in assets, Western Alliance Bancorporation (NYSE:WAL) is one of the country’s top-performing banking companies. The company is again #1 best-performing of the 50 largest public U.S. banks in the new S&P Global Market Intelligence listing for 2020 and ranks high on the Forbes “Best Banks in America” list year after year. Its primary subsidiary, Western Alliance Bank, Member FDIC, helps business clients realize their ambitions with teams of experienced bankers who deliver superior service and a full spectrum of customized loan, deposit and treasury management capabilities. Business clients also benefit from a powerful array of specialized financial services that provide strong expertise and tailored solutions for a wide variety of industries and sectors. Most recently, the bank added to these capabilities with the acquisition of AmeriHome Mortgage, a leading national business-to-business mortgage platform. Serving clients across the country wherever business happens, Western Alliance Bank operates individual, full-service banking brands and has offices in key markets nationwide. For more information, visit westernalliancebank.com.

Western Alliance Bancorporation and Subsidiaries
Summary Consolidated Financial Data
Unaudited

Selected Balance Sheet Data:
				As of September 30,
				2021	2020	Change %
				(in millions)
Total assets				$52,775.1	$33,335.5	58.3%
Loans held for sale				6,534.3	20.8	NM
Gross HFI loans, net of deferred fees				34,801.9	25,993.2	33.9
Investment securities				7,695.9	4,701.1	63.7
Total deposits				45,282.6	28,843.4	57.0
Qualifying debt				1,064.9	618.8	72.1
Stockholders' equity				4,514.0	3,224.0	40.0
Tangible common equity, net of tax (1)				3,612.9	2,926.7	23.4

Selected Income Statement Data:
	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2021	2020	Change %	2021	2020	Change %
	(in millions, except per share data)			(in millions, except per share data)
Interest income	$442.8	$304.8	45.3%	$1,175.4	$930.2	26.4%
Interest expense	32.4	20.1	61.2	77.2	78.1	(1.2)
Net interest income	410.4	284.7	44.2	1,098.2	852.1	28.9
Provision for (recovery of) credit losses	12.3	14.6	(15.8)	(34.6)	157.8	NM
Net interest income after provision for credit losses	398.1	270.1	47.4	1,132.8	694.3	63.2
Non-interest income	138.1	20.6	NM	293.8	47.0	NM
Non-interest expense	233.8	124.1	88.4	613.6	359.4	70.7
Income before income taxes	302.4	166.6	81.5	813.0	381.9	NM
Income tax expense	65.5	30.8	NM	159.8	68.9	NM
Net income available to common stockholders	$236.9	$135.8	74.4	$653.2	$313.0	NM
Diluted earnings per common share	$2.28	$1.36	67.6	$6.35	$3.11	NM

(1)    See Reconciliation of Non-GAAP Financial Measures.
NM    Changes +/- 100% are not meaningful.

Western Alliance Bancorporation and Subsidiaries
Summary Consolidated Financial Data
Unaudited

Common Share Data:
	At or For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2021	2020	Change %	2021	2020	Change %
Diluted earnings per common share	$2.28	$1.36	67.6%	$6.35	$3.11	NM
Book value per common share	40.49	31.98	26.6
Tangible book value per common share, net of tax (1)	34.67	29.03	19.4
Average common shares outstanding (in millions):
Basic	103.3	99.9	3.4	102.3	100.3	1.9
Diluted	103.9	100.1	3.8	102.9	100.6	2.3
Common shares outstanding	104.2	100.8	3.4

Selected Performance Ratios:
Return on average assets (2)	1.83%	1.66%	10.2%	1.89%	1.38%	37.0%
Return on average tangible common equity (1, 2)	26.6	18.7	42.2	26.3	14.9	76.6
Net interest margin (2)	3.43	3.71	(7.5)	3.44	4.03	(14.6)
Efficiency ratio - tax equivalent basis (1)	41.5	39.7	4.5	42.0	39.1	7.4
Loan to deposit ratio	76.9	90.1	(14.7)

Asset Quality Ratios:
Net charge-offs to average loans outstanding (2)	0.04%	0.13%	(69.2)	0.02%	0.06%	(66.7)%
Nonaccrual loans to funded HFI loans	0.22	0.56	(60.7)
Nonaccrual loans and repossessed assets to total assets	0.17	0.47	(63.8)
Allowance for loan losses to funded HFI loans	0.71	1.19	(40.3)
Allowance for loan losses to nonaccrual HFI loans	316	212	49.1

Capital Ratios:
	Sep 30, 2021	Jun 30, 2021	Sep 30, 2020
Tangible common equity (1)	6.9%	7.1%	8.9%
Common Equity Tier 1 (3)	8.7	9.2	10.0
Tier 1 Leverage ratio (3)	7.9	7.3	9.3
Tier 1 Capital (3)	9.6	9.4	10.3
Total Capital (3)	12.6	12.8	13.0

(1)    See Reconciliation of Non-GAAP Financial Measures.
(2)    Annualized on an actual/actual basis for periods less than 12 months.
(3)    Capital ratios for September 30, 2021 are preliminary.
NM    Changes +/- 100% are not meaningful.

Western Alliance Bancorporation and Subsidiaries
Condensed Consolidated Income Statements
Unaudited
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(dollars in millions, except per share data)
Interest income:
Loans	$398.0	$276.6	$1,050.2	$843.1
Investment securities	43.5	27.4	121.0	83.0
Other	1.3	0.8	4.2	4.1
Total interest income	442.8	304.8	1,175.4	930.2
Interest expense:
Deposits	12.3	12.2	34.7	59.7
Qualifying debt	10.8	7.9	23.9	17.9
Borrowings	9.3	—	18.6	0.5
Total interest expense	32.4	20.1	77.2	78.1
Net interest income	410.4	284.7	1,098.2	852.1
Provision for (recovery of) credit losses	12.3	14.6	(34.6)	157.8
Net interest income after provision for credit losses	398.1	270.1	1,132.8	694.3
Non-interest income:
Net gain on loan origination and sale activities	121.0	—	253.0	—
Service charges and fees	7.1	5.9	21.2	17.4
Commercial banking related income	4.6	4.5	12.5	10.7
Income from equity investments	2.5	1.2	16.9	6.3
Net loan servicing revenue	2.2	—	(18.6)	—
Foreign currency income	1.9	1.8	5.6	4.3
Income from bank owned life insurance	1.0	1.3	2.9	9.0
Fair value gain (loss) adjustments on assets measured at fair value, net	(2.2)	5.9	(0.5)	(1.0)
Other	—	—	0.8	0.3
Total non-interest income	138.1	20.6	293.8	47.0
Non-interest expenses:
Salaries and employee benefits	133.5	78.8	346.1	220.5
Loan servicing expenses	15.6	—	37.9	—
Data processing	15.4	8.9	40.3	26.1
Legal, professional, and directors' fees	13.7	10.0	37.8	31.1
Occupancy	12.4	9.4	31.4	25.7
Loan acquisition and origination expenses	9.7	—	20.2	—
Deposit costs	7.3	3.2	20.7	14.0
Insurance	6.2	3.1	15.9	9.5
Loan and repossessed asset expenses	2.5	1.8	7.2	5.3
Intangible amortization	1.9	0.4	4.2	1.2
Business development	1.9	1.0	4.2	4.1
Marketing	0.9	0.8	3.2	2.6
Card expense	0.6	0.5	1.8	1.6
Net (gain) on sales and valuations of repossessed and other assets	(1.3)	0.1	(3.1)	(1.3)
Acquisition and restructure expenses	2.4	—	18.5	—
Other	11.1	6.1	27.3	19.0
Total non-interest expense	233.8	124.1	613.6	359.4
Income before income taxes	302.4	166.6	813.0	381.9
Income tax expense	65.5	30.8	159.8	68.9
Net income available to common stockholders	$236.9	$135.8	$653.2	$313.0

Earnings per common share:
Diluted shares	103.9	100.1	102.9	100.6
Diluted earnings per share	$2.28	$1.36	$6.35	$3.11

Western Alliance Bancorporation and Subsidiaries
Five Quarter Condensed Consolidated Income Statements
Unaudited
	Three Months Ended
	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020
	(in millions, except per share data)
Interest income:
Loans	$398.0	$353.8	$298.4	$301.2	$276.6
Investment securities	43.5	43.5	34.0	29.4	27.4
Other	1.3	1.2	1.7	1.0	0.8
Total interest income	442.8	398.5	334.1	331.6	304.8
Interest expense:
Deposits	12.3	11.6	10.8	10.7	12.2
Qualifying debt	10.8	7.2	5.9	6.0	7.9
Borrowings	9.3	9.2	0.1	0.1	—
Total interest expense	32.4	28.0	16.8	16.8	20.1
Net interest income	410.4	370.5	317.3	314.8	284.7
Provision for (recovery of) credit losses	12.3	(14.5)	(32.4)	(34.2)	14.6
Net interest income after provision for credit losses	398.1	385.0	349.7	349.0	270.1
Non-interest income:
Net gain on loan origination and sale activities	121.0	132.0	—	—	—
Service charges and fees	7.1	7.4	6.7	5.9	5.9
Commercial banking related income	4.6	4.5	3.4	4.0	4.5
Income from equity investments	2.5	6.8	7.6	6.4	1.2
Net loan servicing revenue	2.2	(20.8)	—	—	—
Foreign currency income	1.9	1.5	2.2	1.3	1.8
Income from bank owned life insurance	1.0	0.9	1.0	1.2	1.3
Fair value (loss) gain adjustments on assets measured at fair value, net	(2.2)	3.2	(1.5)	4.8	5.9
Other	—	0.5	0.3	0.2	—
Total non-interest income	138.1	136.0	19.7	23.8	20.6
Non-interest expenses:
Salaries and employee benefits	133.5	128.9	83.7	83.1	78.8
Loan servicing expenses	15.6	22.3	—	—	—
Data processing	15.4	15.0	9.9	9.6	8.9
Legal, professional, and directors' fees	13.7	14.0	10.1	11.1	10.0
Occupancy	12.4	10.4	8.6	8.4	9.4
Loan acquisition and origination expenses	9.7	10.5	—	—	—
Deposit costs	7.3	7.1	6.3	4.5	3.2
Insurance	6.2	5.5	4.2	3.8	3.1
Loan and repossessed asset expenses	2.5	2.5	2.2	1.8	1.8
Intangible amortization	1.9	1.8	0.5	0.4	0.4
Business development	1.9	1.5	0.8	1.4	1.0
Marketing	0.9	1.7	0.6	1.5	0.8
Card expense	0.6	0.6	0.6	0.6	0.5
Net (gain) loss on sales and valuations of repossessed and other assets	(1.3)	(1.5)	(0.3)	(0.2)	0.1
Acquisition and restructure expenses	2.4	15.7	0.4	—	—
Other	11.1	8.8	7.4	6.2	6.1
Total non-interest expense	233.8	244.8	135.0	132.2	124.1
Income before income taxes	302.4	276.2	234.4	240.6	166.6
Income tax expense	65.5	52.4	41.9	47.0	30.8
Net income available to common stockholders	$236.9	$223.8	$192.5	$193.6	$135.8

Earnings per common share:
Diluted shares	103.9	103.4	101.4	100.4	100.1
Diluted earnings per share	$2.28	$2.17	$1.90	$1.93	$1.36

Western Alliance Bancorporation and Subsidiaries
Five Quarter Condensed Consolidated Balance Sheets
Unaudited
	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020
	(in millions)
Assets:
Cash and due from banks	$917.9	$3,395.8	$5,346.5	$2,671.7	$1,418.7
Investment securities	7,695.9	7,845.0	7,888.8	5,504.8	4,701.1
Loans held for sale	6,534.3	4,465.2	—	—	20.8
Loans held for investment:
Commercial and industrial	16,524.7	14,284.5	15,070.7	14,324.4	13,648.6
Commercial real estate - non-owner occupied	5,843.7	5,695.6	5,681.4	5,654.7	5,407.4
Commercial real estate - owner occupied	1,996.6	2,028.1	2,052.0	2,156.8	2,213.5
Construction and land development	2,943.3	2,856.9	2,767.9	2,431.3	2,300.5
Residential real estate	7,452.8	5,120.7	3,109.1	2,434.6	2,387.1
Consumer	40.8	40.6	29.9	51.2	36.1
Gross loans, net of deferred fees	34,801.9	30,026.4	28,711.0	27,053.0	25,993.2
Allowance for loan losses	(246.9)	(232.9)	(247.1)	(278.9)	(310.5)
Loans, net	34,555.0	29,793.5	28,463.9	26,774.1	25,682.7
Mortgage servicing rights	604.8	726.2	—	—	—
Premises and equipment, net	161.2	150.2	138.4	134.1	128.3
Operating lease right-of-use asset	106.0	94.9	77.0	72.5	71.4
Other assets acquired through foreclosure, net	11.5	3.9	4.2	1.4	8.6
Bank owned life insurance	179.2	178.2	177.3	176.3	175.5
Goodwill and other intangibles, net	608.4	610.7	298.0	298.5	299.0
Other assets	1,400.9	1,805.4	1,002.9	827.6	829.4
Total assets	$52,775.1	$49,069.0	$43,397.0	$36,461.0	$33,335.5
Liabilities and Stockholders' Equity:
Liabilities:
Deposits
Non-interest bearing demand deposits	$21,058.2	$20,105.6	$17,542.8	$13,463.3	$13,013.0
Interest bearing:
Demand	4,954.3	4,187.7	3,893.4	4,396.4	3,554.6
Savings and money market	17,440.1	15,810.3	15,276.0	12,413.4	10,574.9
Certificates of deposit	1,830.0	1,817.4	1,680.9	1,657.4	1,700.9
Total deposits	45,282.6	41,921.0	38,393.1	31,930.5	28,843.4
Customer repurchase agreements	16.1	20.2	15.9	16.0	19.7
Total customer funds	45,298.7	41,941.2	38,409.0	31,946.5	28,863.1
Borrowings	987.4	595.2	5.0	5.0	10.0
Qualifying debt	1,064.9	1,140.0	543.7	548.7	618.8
Operating lease liability	115.0	102.4	84.6	79.9	78.6
Accrued interest payable and other liabilities	795.1	1,255.7	642.0	467.4	541.0
Total liabilities	48,261.1	45,034.5	39,684.3	33,047.5	30,111.5
Stockholders' Equity:
Preferred stock	294.5	—	—	—	—
Common stock and additional paid-in capital	1,609.9	1,603.4	1,524.2	1,319.8	1,312.4
Retained earnings	2,567.0	2,366.6	2,168.6	2,001.4	1,833.0
Accumulated other comprehensive income	42.6	64.5	19.9	92.3	78.6
Total stockholders' equity	4,514.0	4,034.5	3,712.7	3,413.5	3,224.0
Total liabilities and stockholders' equity	$52,775.1	$49,069.0	$43,397.0	$36,461.0	$33,335.5

Western Alliance Bancorporation and Subsidiaries
Changes in the Allowance For Credit Losses on Loans
Unaudited
	Three Months Ended
	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020
	(in millions)
Allowance for loan losses
Balance, beginning of period	$232.9	$247.1	$278.9	$310.5	$310.5
Provision for (recovery of) credit losses (1)	17.0	(14.1)	(30.4)	(27.7)	8.2
Recoveries of loans previously charged-off:
Commercial and industrial	0.1	0.4	0.5	1.5	0.2
Commercial real estate - non-owner occupied	—	1.7	0.2	0.1	—
Commercial real estate - owner occupied	0.1	—	—	0.1	—
Construction and land development	0.1	—	—	—	—
Residential real estate	—	0.1	—	0.1	0.4
Consumer	—	—	—	—	—
Total recoveries	0.3	2.2	0.7	1.8	0.6
Loans charged-off:
Commercial and industrial	3.3	2.3	0.1	5.6	7.1
Commercial real estate - non-owner occupied	—	—	2.0	—	1.3
Commercial real estate - owner occupied	—	—	—	0.1	0.1
Construction and land development	—	—	—	—	—
Residential real estate	—	—	—	—	0.3
Consumer	—	—	—	—	—
Total loans charged-off	3.3	2.3	2.1	5.7	8.8
Net loan charge-offs	3.0	0.1	1.4	3.9	8.2
Balance, end of period	$246.9	$232.9	$247.1	$278.9	$310.5

Allowance for unfunded loan commitments
Balance, beginning of period	$31.3	$32.6	$37.0	$44.4	$36.3
Provision for (recovery of) credit losses (1)	0.8	(1.3)	(4.4)	(7.4)	8.1
Balance, end of period (2)	$32.1	$31.3	$32.6	$37.0	$44.4

Components of the allowance for credit losses on loans
Allowance for loan losses	$246.9	$232.9	$247.1	$278.9	$310.5
Allowance for unfunded loan commitments	32.1	31.3	32.6	37.0	44.4
Total allowance for credit losses on loans	$279.0	$264.2	$279.7	$315.9	$354.9

Net charge-offs to average loans - annualized	0.04%	0.00%	0.02%	0.06%	0.13%

Allowance for loan losses to funded HFI loans	0.71%	0.78%	0.86%	1.03%	1.19%
Allowance for credit losses to funded HFI loans	0.80	0.88	0.97	1.17	1.37
Allowance for loan losses to nonaccrual HFI loans	316	242	218	242	212
Allowance for credit losses to nonaccrual HFI loans	357	274	246	274	242
(1)    The above tables reflect the provision for credit losses on funded and unfunded loans. Recovery of credit losses on investment securities totaled $(1.5) million, resulting in an ending allowance for credit losses on investment securities of $4.5 million.
(2)    The allowance for unfunded loan commitments is included as part of accrued interest payable and other liabilities on the balance sheet.

Western Alliance Bancorporation and Subsidiaries
Asset Quality Metrics
Unaudited
	Three Months Ended
	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020
	(in millions)
Nonaccrual loans	$78.1	$96.3	$113.6	$115.2	$146.5
Nonaccrual loans to funded HFI loans	0.22%	0.32%	0.40%	0.43%	0.56%
Repossessed assets	$11.5	$3.9	$4.2	$1.4	$8.6
Nonaccrual loans and repossessed assets to total assets	0.17%	0.20%	0.27%	0.32%	0.47%

Loans past due 90 days, still accruing	$—	$—	$—	$—	$28.1
Loans past due 90 days and still accruing to funded HFI loans	—%	—%	—%	—%	0.11%
Loans past due 30 to 89 days, still accruing	$23.6	$9.8	$7.3	$11.2	$24.3
Loans past due 30 to 89 days, still accruing to funded HFI loans	0.07%	0.03%	0.03%	0.04%	0.09%

Special mention loans	$364.5	$404.8	$474.2	$451.1	$476.8
Special mention loans to funded HFI loans	1.05%	1.35%	1.65%	1.67%	1.83%

Classified loans on accrual	$175.3	$138.2	$163.1	$107.0	$170.5
Classified loans on accrual to funded HFI loans	0.50%	0.46%	0.57%	0.40%	0.66%
Classified assets	$264.9	$238.5	$280.9	$223.7	$325.7
Classified assets to total assets	0.50%	0.49%	0.65%	0.61%	0.98%

Western Alliance Bancorporation and Subsidiaries
Analysis of Average Balances, Yields and Rates
Unaudited
	Three Months Ended
	September 30, 2021			June 30, 2021
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
	($ in millions)			($ in millions)
Interest earning assets
Loans held for sale	$7,254.2	$61.3	3.35%	$5,347.3	$42.7	3.21%
Loans held for investment:
Commercial and industrial	14,943.0	156.1	4.23	13,897.5	148.2	4.37
CRE - non-owner occupied	5,754.5	68.5	4.73	5,698.0	67.8	4.78
CRE - owner occupied	2,030.5	25.1	5.00	2,024.9	24.1	4.88
Construction and land development	2,862.7	40.6	5.63	2,791.7	39.9	5.73
Residential real estate	5,906.7	46.0	3.09	3,748.0	30.7	3.29
Consumer	43.6	0.4	4.18	34.1	0.4	4.52
Total HFI loans (1), (2), (3)	31,541.0	336.7	4.28	28,194.2	311.1	4.48
Securities:
Securities - taxable	5,521.4	25.6	1.84	5,629.7	26.0	1.85
Securities - tax-exempt	2,223.3	17.9	4.00	2,165.8	17.5	4.07
Total securities (1)	7,744.7	43.5	2.46	7,795.5	43.5	2.47
Cash and other	1,882.9	1.3	0.27	1,911.3	1.2	0.25
Total interest earning assets	48,422.8	442.8	3.70	43,248.3	398.5	3.77
Non-interest earning assets
Cash and due from banks	291.1			457.7
Allowance for credit losses	(242.1)			(257.3)
Bank owned life insurance	178.6			177.6
Other assets	2,683.7			4,518.4
Total assets	$51,334.1			$48,144.7
Interest-bearing liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$4,786.5	$1.4	0.12%	$4,370.1	$1.5	0.14%
Savings and money market	16,833.0	8.9	0.21	15,168.1	8.0	0.21
Certificates of deposit	1,902.2	2.0	0.41	1,736.3	2.1	0.49
Total interest-bearing deposits	23,521.7	12.3	0.21	21,274.5	11.6	0.22
Short-term borrowings	417.9	1.1	1.07	1,505.7	4.5	1.21
Long-term debt	557.9	8.2	5.79	353.1	4.7	5.30
Qualifying debt	1,076.5	10.8	3.98	701.2	7.2	4.12
Total interest-bearing liabilities	25,574.0	32.4	0.50	23,834.5	28.0	0.47
Interest cost of funding earning assets			0.27			0.26
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	20,731.6			18,384.8
Other liabilities	855.3			2,140.4
Stockholders’ equity	4,173.2			3,785.0
Total liabilities and stockholders' equity	$51,334.1			$48,144.7
Net interest income and margin (4)		$410.4	3.43%		$370.5	3.51%

(1)     Yields on loans and securities have been adjusted to a tax equivalent basis. The tax equivalent adjustment was $8.5 million for the three months ended September 30, 2021 and June 30, 2021.
(2)    Included in the yield computation are net loan fees of $30.4 million and $32.6 million for the three months ended September 30, 2021 and June 30, 2021, respectively.
(3)    Includes non-accrual loans.
(4)    Net interest margin is computed by dividing net interest income by total average earning assets, annualized on an actual/actual basis.

Western Alliance Bancorporation and Subsidiaries
Analysis of Average Balances, Yields and Rates
Unaudited
	Three Months Ended
	September 30, 2021			September 30, 2020
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
	($ in millions)			($ in millions)
Interest earning assets
Loans held for sale	$7,254.2	$61.3	3.35%	$20.3	$—	—%
Loans held for investment:
Commercial and industrial	14,943.0	156.1	4.23	12,687.9	130.0	4.17
CRE - non-owner-occupied	5,754.5	68.5	4.73	5,393.1	63.8	4.72
CRE - owner-occupied	2,030.5	25.1	5.00	2,232.7	26.6	4.85
Construction and land development	2,862.7	40.6	5.63	2,209.3	32.3	5.83
Residential real estate	5,906.7	46.0	3.09	2,396.0	23.4	3.88
Consumer	43.6	0.4	4.18	38.5	0.5	4.88
Total HFI loans (1), (2), (3)	31,541.0	336.7	4.28	24,957.5	276.6	4.47
Securities:
Securities - taxable	5,521.4	25.6	1.84	2,811.6	14.8	2.09
Securities - tax-exempt	2,223.3	17.9	4.00	1,556.4	12.6	4.07
Total securities (1)	7,744.7	43.5	2.46	4,368.0	27.4	2.79
Other	1,882.9	1.3	0.27	1,926.4	0.8	0.17
Total interest earning assets	48,422.8	442.8	3.70	31,272.2	304.8	3.97
Non-interest earning assets
Cash and due from banks	291.1			163.8
Allowance for credit losses	(242.1)			(325.0)
Bank owned life insurance	178.6			175.0
Other assets	2,683.7			1,237.4
Total assets	$51,334.1			$32,523.4
Interest-bearing liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$4,786.5	$1.4	0.12%	$3,636.3	$1.4	0.16%
Savings and money market accounts	16,833.0	8.9	0.21	10,170.1	5.7	0.22
Certificates of deposit	1,902.2	2.0	0.41	1,845.5	5.1	1.10
Total interest-bearing deposits	23,521.7	12.3	0.21	15,651.9	12.2	0.31
Short-term borrowings	417.9	1.1	1.07	36.0	—	0.20
Long-term debt	557.9	8.2	5.79	—	—	—
Qualifying debt	1,076.5	10.8	3.98	616.2	7.9	5.08
Total interest-bearing liabilities	25,574.0	32.4	0.50	16,304.1	20.1	0.49
Interest cost of funding earning assets			0.27			0.26
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	20,731.6			12,422.2
Other liabilities	855.3			617.0
Stockholders’ equity	4,173.2			3,180.1
Total liabilities and stockholders' equity	$51,334.1			$32,523.4
Net interest income and margin (4)		$410.4	3.43%		$284.7	3.71%

(1)    Yields on loans and securities have been adjusted to a tax equivalent basis. The tax equivalent adjustment was $8.5 million and $7.2 million for the three months ended September 30, 2021 and 2020, respectively.
(2)    Included in the yield computation are net loan fees of $30.4 million and $18.2 million for the three months ended September 30, 2021 and 2020, respectively.
(3)    Includes non-accrual loans.
(4)    Net interest margin is computed by dividing net interest income by total average earning assets, annualized on an actual/actual basis.

Western Alliance Bancorporation and Subsidiaries
Analysis of Average Balances, Yields and Rates
Unaudited
	Nine Months Ended
	September 30, 2021			September 30, 2020
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
	($ in millions)			($ in millions)
Interest earning assets
Loans held for sale	$4,234.6	$104.1	3.29%	$21.3	$0.3	2.04%
Loans held for investment:
Commercial and industrial	14,267.6	455.3	4.36	11,556.5	396.6	4.69
CRE - non-owner occupied	5,701.1	201.3	4.73	5,325.6	198.3	4.99
CRE - owner occupied	2,049.7	73.5	4.91	2,262.4	83.4	5.02
Construction and land development	2,714.5	116.1	5.72	2,115.0	95.5	6.05
Residential real estate	4,066.6	98.6	3.24	2,294.9	67.1	3.91
Consumer	37.4	1.3	4.65	49.2	1.9	5.22
Total HFI loans (1), (2), (3)	28,836.9	946.1	4.44	23,603.6	842.8	4.83
Securities:
Securities - taxable	5,231.1	70.2	1.79	2,826.0	48.3	2.28
Securities - tax-exempt	2,124.2	50.8	4.02	1,376.6	34.7	4.25
Total securities (1)	7,355.3	121.0	2.44	4,202.6	83.0	2.93
Other	3,204.8	4.2	0.17	1,136.2	4.1	0.49
Total interest earning assets	43,631.6	1,175.4	3.68	28,963.7	930.2	4.39
Non-interest earning assets
Cash and due from banks	306.2			173.9
Allowance for credit losses	(262.7)			(263.2)
Bank owned life insurance	177.6			178.7
Other assets	2,392.4			1,206.1
Total assets	$46,245.1			$30,259.2
Interest-bearing liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$4,357.2	$4.2	0.13%	$3,410.9	$7.5	0.29%
Savings and money market accounts	15,342.3	24.0	0.21	9,546.3	28.9	0.40
Certificates of deposit	1,774.0	6.5	0.49	2,113.0	23.3	1.47
Total interest-bearing deposits	21,473.5	34.7	0.22	15,070.2	59.7	0.53
Short-term borrowings	663.6	5.8	1.16	150.1	0.5	0.51
Long-term debt	308.6	12.8	5.55	—	—	—
Qualifying debt	776.7	23.9	4.12	500.5	17.9	4.76
Total interest-bearing liabilities	23,222.4	77.2	0.44	15,720.8	78.1	0.66
Interest cost of funding earning assets			0.24			0.35
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	18,380.5			10,813.2
Other liabilities	811.9			622.9
Stockholders’ equity	3,830.3			3,102.3
Total liabilities and stockholders' equity	$46,245.1			$30,259.2
Net interest income and margin (4)		$1,098.2	3.44%		$852.1	4.03%

(1)    Yields on loans and securities have been adjusted to a tax equivalent basis. The tax equivalent adjustment was $24.9 million and $20.6 million for the nine months ended September 30, 2021 and 2020, respectively.
(2)    Included in the yield computation are net loan fees of $95.9 million and $61.5 million for the nine months ended September 30, 2021 and 2020, respectively.
(3)    Includes non-accrual loans.
(4)    Net interest margin is computed by dividing net interest income by total average earning assets, annualized on an actual/actual basis.

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:
	Consolidated Company	Commercial	Consumer Related	Corporate & Other
At September 30, 2021:	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$8,613.8	$11.9	$70.8	$8,531.1
Loans held for sale	6,534.3	—	6,534.3	—
Loans, net of deferred loan fees and costs	34,801.9	22,823.9	11,978.0	—
Less: allowance for credit losses	(246.9)	(227.8)	(19.1)	—
Total loans	34,555.0	22,596.1	11,958.9	—
Other assets acquired through foreclosure, net	11.5	11.5	—	—
Goodwill and other intangible assets, net	608.4	295.0	313.4	—
Other assets	2,452.1	249.5	1,086.0	1,116.6
Total assets	$52,775.1	$23,164.0	$19,963.4	$9,647.7
Liabilities:
Deposits	$45,282.6	$28,409.9	$15,751.2	$1,121.5
Borrowings and qualifying debt	2,052.3	—	348.1	1,704.2
Other liabilities	926.2	255.9	148.1	522.2
Total liabilities	48,261.1	28,665.8	16,247.4	3,347.9
Allocated equity:	4,514.0	2,369.2	1,483.4	661.4
Total liabilities and stockholders' equity	$52,775.1	$31,035.0	$17,730.8	$4,009.3
Excess funds provided (used)	—	7,871.0	(2,232.6)	(5,638.4)

No. of offices	54	46	7	1
No. of full-time equivalent employees	3,061	590	1,186	1,285

Income Statement:

Three Months Ended September 30, 2021:	(in millions)
Net interest income	$410.4	$304.4	$170.3	$(64.3)
Provision for (recovery of) credit losses	12.3	19.3	(5.5)	(1.5)
Net interest income (expense) after provision for credit losses	398.1	285.1	175.8	(62.8)
Non-interest income	138.1	15.1	123.8	(0.8)
Non-interest expense	233.8	107.0	123.6	3.2
Income (loss) before income taxes	302.4	193.2	176.0	(66.8)
Income tax expense (benefit)	65.5	46.5	42.6	(23.6)
Net income (loss) available to common stockholders	$236.9	$146.7	$133.4	$(43.2)

Nine Months Ended September 30, 2021:	(in millions)
Net interest income	$1,098.2	$848.8	$417.8	$(168.4)
(Recovery of) provision for credit losses	(34.6)	(35.5)	3.4	(2.5)
Net interest income (expense) after provision for credit losses	1,132.8	884.3	414.4	(165.9)
Non-interest income	293.8	48.2	241.1	4.5
Non-interest expense	613.6	309.4	294.4	9.8
Income (loss) before income taxes	813.0	623.1	361.1	(171.2)
Income tax expense (benefit)	159.8	149.8	87.5	(77.5)
Net income (loss) available to common stockholders	$653.2	$473.3	$273.6	$(93.7)

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:
	Consolidated Company	Commercial	Consumer Related	Corporate
At December 31, 2020:	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$8,176.5	$12.0	$45.6	$8,118.9
Loans, net of deferred loan fees and costs	27,053.0	20,245.8	6,798.2	9.0
Less: allowance for loan losses	(278.9)	(263.4)	(15.4)	(0.1)
Total loans	26,774.1	19,982.4	6,782.8	8.9
Other assets acquired through foreclosure, net	1.4	1.4	—	—
Goodwill and other intangible assets, net	298.5	296.1	2.4	—
Other assets	1,210.5	257.0	96.6	856.9
Total assets	$36,461.0	$20,548.9	$6,927.4	$8,984.7
Liabilities:
Deposits	$31,930.5	$21,448.0	$9,936.8	$545.7
Borrowings and qualifying debt	553.7	—	—	553.7
Other liabilities	563.3	170.4	3.3	389.6
Total liabilities	33,047.5	21,618.4	9,940.1	1,489.0
Allocated equity:	3,413.5	1,992.2	579.1	842.2
Total liabilities and stockholders' equity	$36,461.0	$23,610.6	$10,519.2	$2,331.2
Excess funds provided (used)	—	3,061.7	3,591.8	(6,653.5)

No. of offices	49	45	3	1
No. of full-time equivalent employees	1,915	581	156	1,178

Income Statement:

Three Months Ended September 30, 2020:	(in millions)
Net interest income	$284.7	$245.4	$80.8	$(41.5)
Provision for (recovery of) credit losses	14.6	20.1	(3.7)	(1.8)
Net interest income (expense) after provision for credit losses	270.1	225.3	84.5	(39.7)
Non-interest income	20.6	13.3	0.6	6.7
Non-interest expense	124.1	77.3	21.2	25.6
Income (loss) before income taxes	166.6	161.3	63.9	(58.6)
Income tax expense (benefit)	30.8	38.9	15.2	(23.3)
Net income (loss)	$135.8	$122.4	$48.7	$(35.3)

Nine Months Ended September 30, 2020:	(in millions)
Net interest income	$852.1	$728.8	$208.9	$(85.6)
Provision for credit losses	157.8	165.9	(11.2)	3.1
Net interest income (expense) after provision for credit losses	694.3	562.9	220.1	(88.7)
Non-interest income	47.0	34.3	1.4	11.3
Non-interest expense	359.4	230.9	68.2	60.3
Income (loss) before income taxes	381.9	366.3	153.3	(137.7)
Income tax expense (benefit)	68.9	87.8	36.3	(55.2)
Net income (loss)	$313.0	$278.5	$117.0	$(82.5)

Western Alliance Bancorporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Unaudited

Pre-Provision Net Revenue by Quarter:
	Three Months Ended
	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
	(in millions)
Net interest income	$410.4	$370.5	$317.3	$314.8	$284.7
Total non-interest income	138.1	136.0	19.7	23.8	20.6
Net revenue	$548.5	$506.5	$337.0	$338.6	$305.3
Total non-interest expense	233.8	244.8	135.0	132.2	124.1
Less: Acquisition and restructure expenses	2.4	15.7	0.4	—	—
Total non-interest expense, adjusted	$231.4	$229.1	$134.6	$132.2	$124.1
Pre-provision net revenue (1)	$317.1	$277.4	$202.4	$206.4	$181.2
Less:
Acquisition and restructure expenses	2.4	15.7	0.4	—	—
Provision for (recovery of) credit losses	12.3	(14.5)	(32.4)	(34.2)	14.6
Income tax expense	65.5	52.4	41.9	47.0	30.8
Net income	$236.9	$223.8	$192.5	$193.6	$135.8

Efficiency Ratio by Quarter:
Total non-interest expense, adjusted	$231.4	$229.1	$134.6	$132.2	$124.1
Divided by:
Total net interest income	410.4	370.5	317.3	314.8	284.7
Plus:
Tax equivalent interest adjustment	8.5	8.5	8.0	7.7	7.2
Total non-interest income	138.1	136.0	19.7	23.8	20.6
	$557.0	$515.0	$345.0	$346.3	$312.5
Efficiency ratio - tax equivalent basis (2)	41.5%	44.5%	39.0%	38.2%	39.7%

Tangible Common Equity:
	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
	(dollars and shares in millions)
Total stockholders' equity	$4,514.0	$4,034.5	$3,712.7	$3,413.5	$3,224.0
Less:
Goodwill and intangible assets	608.4	610.7	298.0	298.5	299.0
Preferred stock	294.5	—	—	—	—
Total tangible common equity	3,611.1	3,423.8	3,414.7	3,115.0	2,925.0
Plus: deferred tax - attributed to intangible assets	1.8	1.8	1.4	1.6	1.7
Total tangible common equity, net of tax	$3,612.9	$3,425.6	$3,416.1	$3,116.6	$2,926.7
Total assets	$52,775.1	$49,069.0	$43,397.0	$36,461.0	$33,335.5
Less: goodwill and intangible assets, net	608.4	610.7	298.0	298.5	299.0
Tangible assets	52,166.7	48,458.3	43,099.0	36,162.5	33,036.5
Plus: deferred tax - attributed to intangible assets	1.8	1.8	1.4	1.6	1.7
Total tangible assets, net of tax	$52,168.5	$48,460.1	$43,100.4	$36,164.1	$33,038.2
Tangible common equity ratio (3)	6.9%	7.1%	7.9%	8.6%	8.9%
Common shares outstanding	104.2	104.2	103.4	100.8	100.8
Tangible book value per share, net of tax (3)	$34.67	$32.86	$33.02	$30.90	$29.03

Non-GAAP Financial Measures Footnotes

(1)	We believe this non-GAAP measurement is a key indicator of the earnings power of the Company.
(2)	We believe this non-GAAP ratio provides a useful metric to measure the efficiency of the Company.
(3)	We believe this non-GAAP metric provides an important metric with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.
CONTACT:
Western Alliance Bancorporation
Dale Gibbons, 602-952-5476